Exhibit 5

                        TRUSTEE'S DISTRIBUTION STATEMENT

To the Holders of:
Corporate-Backed Trust Certificates, Series 2001-15  21988G783 & 21988GAM8

In accordance with the Standard Terms and Conditions of Trust, U.S. Bank Trust National Association, as Trustee, submits the following cash basis statement for the period ending January 15, 2002.

INTEREST ACCOUNT
----------------
Balance as of July 15, 2001 ....................................   $        0.00
         Scheduled Income received on securities ...............   $3,355,262.30
         Unscheduled Income received on securities .............   $        0.00

LESS:
         Distribution to Class A1 Holders ......................  -$3,203,964.00
         Distribution to Class A2 Holders ......................  -$  151,298.30
         Distribution to Depositor .............................  -$        0.00
Balance as of January 15, 2002 .................................   $        0.00

PRINCIPAL ACCOUNT
-----------------
Balance as of July 15, 2001 ....................................   $        0.00
         Scheduled Principal payment received on securities ....   $        0.00

LESS:
         Distribution to Holders ...............................   $        0.00
Balance as of January 15, 2002 .................................   $        0.00

                UNDERLYING SECURITIES HELD AS OF JANUARY 15, 2002

         Principal
         Amount                          Title of Security
         ------                          -----------------
         $88,999,000                J.P. Morgan Capital Trust I 7.54%
                                    Debentures due January 15, 2027
                                    CUSIP:46623PAA2

U.S Bank Trust National Association, as Trustee